SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest reported): September 28, 2007

Voiceserve, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

      Delaware
(State or Other Jurisdiction of Incorporation)

000-51877
(Commission File Number)	(IRS Employer Identification No.)

Cavendish House
 369 Burnt Oak Broadway
Edgware, Middlesex HA8 5AW
 (Address of Principal Executive Offices)(Zip Code)

44 208 136 6000
(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

=====================================================================

FORWARD LOOKING STATEMENTS

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Section 8	Other Events

Item 8.01	Other Events.

On September 28, 2007, Voiceserve, Inc. (“Voiceserve”) entered into a non-binding term sheet with VoipSwitch, Inc. (“VoipSwitch”) for the proposed acquisition of all ordinary shares that have been issued by VoipSwitch.

Pursuant to the proposed term sheet, Voiceserve shall acquire the entire issued share capital of VoipSwitch for a consideration price of U.S. $3,000,000.  The non-binding term sheet is subject to the following conditions: (i) the completion of satisfactory due diligence of VoipSwitch; (ii) confirmation that the net profit figure for VoipSwitch for the year 2006 was not less than U.S. $450,000; (iii) there is no material change or trading position of VoipSwitch; (iv) all issued shares are free and clear of any and all encumbrances; (v) the transfer of all assets and intellectual property to Voiceserve; and (vi) the entry of a fully binding definitive share purchase agreement.

VoipSwitch has agreed to permit Voiceserve and its professional advisors to have full access to the books and records of VoipSwitch to enable the due diligence and audit process to be completed and Voiceserve agreed to sign any reasonable confidentiality assurances required by VoipSwitch.

Despite this non-binding term sheet, there is no assurance that Voiceserve and VoipSwitch will be able to conclude and enter into a definitive share acquisition agreement.

The foregoing summary does not propose to be a complete statement of the parties’ rights and obligations under the non-binding term sheet.  In the event the description above differs from the actual terms of the non-binding term sheet, the non-binding term sheet shall govern.  A copy of the non-binding term sheet is attached to this current report as Exhibit 99.1.

VoipSwitch is a platform that allows implementing various types of Voice Over the Internet Protocol (VOIP) services, with retaining shared, uniform management interface. The feature that distinguishes this platform is the implementation of an integrated, embedded billing system that cooperates with SQL - MS SQL or MySQL databases' servers. This solution results in the simplicity of preparing the system, by the operator, to be fully functional for providing services and also for administrating it in the future. VoipSwitch's software consists of the following modules:

·   VoipSwitch manager - the main part of the application. It allows monitoring the whole incoming traffic. Apart from the current connection status and the type of logged in clients, it also presents a number of additional information on the processes that are taking place.

·   VoipSwitch Config - management interface. It is a tool for configuring the whole system. It has a number of features that allows managing clients’ billing and analyzing traffic information, based on the statistical data.

·   Web CDR - the module that allows clients to check their current account status and the history of the calls made. There is a possibility of exporting data to the file from this level.

·   PC to Phone Client - softphone based on the g723.1 codec.

·   Webphone - softphone that can be initiated directly from the website.

·   Callback Client - client's software that allows to initiate calls between two telephones.

·   Webcallback - client's callback version that is initiated directly from the website.

·   SMS callback - module that cooperates with the SMS operators. It also allows to create access number for SMS callback service using the mobile phone.

·   IVR module - module responsible for playing back voice messages utilized by various services e.g. 2 stage dialing, account balance or IP PBX.

·   Online Shop - module that allows to make payments using credit card or Paypal service.

·   Reseller's module - web based system that allows resellers to create users accounts, manage them, manage the tariffs, and analyze the information on the traffic that is taking place etc.

·   CallShop - windows based application that is to be installed in internet callshops, it gives real time information on connection status, the telephone number, time of the connection, its cost etc.

Each of the modules is mutually integrated what allows, for instance, Pc2Phone user to access, from this application, information on the history of calls made, price list or current account status. Also, from the same level, it is possible to add funds to the account or to utilize SMS Callback service. On the other hand, division into the separates modules allows adjusting the implementation of given services to the desired time frame. For instance, Callback service, IVR, online payments or Reseller Module can be added at any time without disturbing the functionality of the system. Compatibility and simplicity of usage also refers to all the modules created by VoipSwitch company, what gives the provider the possibility of extending the range of services offered, or building on the services already utilized according to the existing clients' expectations and emerging of the new technologies.

Exhibit No.                 Exhibits
99.1	The Non-Binding Term Sheet for the Proposed Acquisition by Voiceserve, Inc. of All Ordinary Shares Issued by Voipswitch, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    Voiceserve, Inc.

                                    By:/s/ Alexander Ellinson
                                      Alexander Ellinson
                                      President

                                    Dated: October 2, 2007